UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 2, 2007
                                                --------------------------------

                Morgan Stanley ABS Capital I Inc. Trust 2007-NC1
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                         (Exact name of issuing entity)

                        Morgan Stanley ABS Capital I Inc.
              -----------------------------------------------------
              (Exact name of depositor as specified in its charter)

                      Morgan Stanley Mortgage Capital Inc.
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               (Exact name of sponsor as specified in its charter)

        Delaware                   333-130694-18                13-3939229
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(State or other jurisdiction        (Commission               (IRS Employer
   of incorporation of             File Number of          Identification No. of
       depositor)                  issuing entity)              depositor)

1585 Broadway, New York, New York                                 10036
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(Address of principal executive offices of depositor)           (Zip Code)

Depositor's telephone number, including area code   (212) 761-4000
                                                 -------------------------------

                                 Not Applicable
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

            Pursuant to a Form 12b-25 filed on March 2, 2007, New Century Financial Corporation ("New Century"), the parent of one of the responsible parties in connection with the Morgan Stanley ABS Capital I Inc. 2007-NC1 Mortgage Pass-Through Certificates, Series 2007-NC1 (the "Certificates"), NC Capital Corporation ("NC Capital") announced that it was delaying the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

            New Century announced that, although a full review is ongoing, it currently expects that the modifications to the allowance for loan repurchase losses will result in restated net income for the first three quarters of 2006 that is significantly lower than previously reported in New Century's 2006 interim financial statements.

            In addition, New Century announced that although New Century's mortgage loan origination volume increased in 2006 when compared to 2005, New Century's results of operations for the quarter and year ended December 31, 2006 will reflect declines in earnings and profitability when compared to the same periods in 2005. New Century currently expects that it will report a pretax loss for both the fourth quarter and the full year ended December 31, 2006.

            According to the announcement, these negative trends in results compared to 2005 are attributable primarily to:

            (1) Lower Net Gain on Sale - New Century's net gain on sale of its mortgage loans declined over the course of 2006 due primarily to (i) increased exposure to repurchased loans from whole loan buyers, (ii) increases in the percent of loans rejected by whole loan investors during their due diligence review prior to purchase and (iii) increasing severity of loss upon disposition of repurchased and other loans in discounted loan sales.

            (2) Reduction in Carrying Value of Residual Assets - New Century expects to record an adjustment to the estimated fair value of its residual interests in securitizations to reflect revised prepayment, cumulative loss and discount rate assumptions with respect to the mortgage loans underlying these residual interests.

            (3) Reduction in Carrying Value of Mortgage Loans Held for Sale - New Century expects to record a lower-of-cost-or-market valuation allowance reflecting New Century's current estimate of the fair value of its inventory of mortgage loans held for sale, which is lower than New Century's cost basis in those loans. This fair value estimate reflects changes in market conditions.

            (4) Allowance for Losses on Loans Held for Investment - New Century expects to record an increase in its allowance for losses on its portfolio of loans held for investment reflecting relevant data such as recent loss experience, changing market conditions and updated expectations regarding higher credit losses and faster prepayment speeds.

            (5) Deferred Tax Assets - In light of the above mentioned adjustments and other impacts to the full year 2006 results, New Century is reevaluating the realizability of its deferred tax assets.

            According to the New Century announcement, New Century currently relies on its 15 short-term repurchase agreements and aggregation credit facilities and an asset-backed commercial paper facility that collectively provide New Century with an aggregate of approximately $13.0 billion of committed and $4.4 billion of uncommitted borrowing capacity to fund mortgage loan originations and purchases pending the pooling and sale of such mortgage loans.

            According to the New Century announcement, these financing arrangements generally require New Century to deliver timely financial statements prepared in accordance with generally accepted accounting principles to its lenders. Because of the previously announced restatement, New Century obtained written waivers from its various lenders with respect to compliance with this delivery requirement through March 15, 2007. If, as may occur, New Century does not file its restated financial statements for the quarters ended March 31, June 30 and September 30, 2006 and the 2006 Form 10-K on or before March 15, 2007, New Century stated that it will seek to obtain additional written waivers from its various lenders with respect to this delivery requirement.

            According to the New Century announcement, 11 of New Century's 16 financing arrangements require it to report at least $1 of net income for any rolling two-quarter period. New Century stated that it expects that it will not meet this requirement for the two-quarter period ended December 31, 2006. As a result, New Century stated that it is seeking to obtain waivers with respect to this covenant.

            According to the New Century announcement, six of New Century's 11 financing arrangements whose agreements contain this rolling two-quarter net income covenant have executed waivers, and certain of these waivers will become effective when New Century receives similar waivers from each of the other lenders having the rolling two-quarter net income covenant.

            According to the New Century announcement, where applicable, New Century is seeking amendments to its financing arrangements to modify this rolling two-quarter net income covenant for the remainder of 2007. New Century stated that there can be no assurance that it would receive these amendments and waivers from all of its lenders, although New Century is in active dialogue with these lenders.

            According to the New Century announcement, in the event New Century is unable to obtain satisfactory amendments to and/or waivers of the covenants in its financing arrangements from a sufficient number of its lenders, or obtain alternative funding sources, New Century's auditor, KPMG, has informed New Century's Audit Committee that its report on New Century's financial statements will include an explanatory paragraph indicating that substantial doubt exists as to New Century's ability to continue as a going concern.

            According to the announcement, New Century stated that it had previously reported that it had been served with a complaint for a purported securities class action and was aware of nine additional purported class action lawsuits that had been filed against it and certain of its officers and directors alleging certain violations of federal securities laws.

            New Century stated that since that time, it has become aware of four related derivative complaints against certain of its directors and officers, making essentially the same allegations as the federal securities cases relating to New Century's restatements. New Century stated that it believes that the derivative cases have been or will be filed in Orange County Superior Court, and that it anticipates that similar actions may be filed in the future.

            In addition, New Century stated that the staff of the SEC has requested a meeting with New Century to discuss the events leading up to the announcement of the restatements and New Century intends to comply with the SEC's request.

            According to the New Century announcement, on February 22, 2007, New Century received a letter dated February 21, 2007 from the NYSE Regulation Inc. indicating that its Market Trading Analysis Department is reviewing transactions in New Century's securities prior to the February 7, 2007 announcement of the restatement process and that New Century expected a loss in the fourth quarter of 2006. In that regard, the letter requested certain information from New Century, which New Century stated that it had agreed to provide.

            New Century also stated that, on February 28, 2007, New Century received a letter from the United States Attorney's Office for the Central District of California ("U.S. Attorney's Office") indicating that it was conducting a criminal inquiry under the federal securities laws in connection with trading in New Century's securities, as well as accounting errors regarding New Century's allowance for repurchase losses. The U.S. Attorney's Office is requesting voluntary assistance by New Century, which New Century stated that it had agreed to provide.

            As a result of the foregoing, we cannot assure you that the matters referred to in New Century's announcement will not have a material and adverse effect on the ability of NC Capital to repurchase or substitute for mortgage loans as to which a material breach of representation and warranty exists or pursuant to applicable early payment default provisions, which in turn would adversely affect an investment in the Certificates.

            In addition, the subprime mortgage loan market has experienced increasing levels of delinquencies and defaults, and we cannot assure you that this will not continue. In light of the foregoing, you should consider the heightened risks associated with an investment in the Certificates, and the risk that an investment in the Certificates may perform worse than you anticipate.

Pursuant to the requirements of the Securities Exchange Act of 1934, the depositor has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 8, 2007                       MORGAN STANLEY ABS CAPITAL I
                                          INC.


                                          By:   /s/ Steven Shapiro
                                             -----------------------------------
                                             Name:  Steven Shapiro
                                             Title: Vice President